Exhibit 99.1

Annual Servicer’s Certificate
Provided by Nissan Motor Acceptance Corporation
to Holders of Notes and Certificates

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Michael J. McConnell, Vice President of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1)           The undersigned has caused a review, under his supervision, to be made of i) the activities; and ii) the performance under the Agreement (as defined below), of the Company during the 12-month period ended March 31, 2015 (the “Reporting Period”); and

(2)           To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled its obligations in all material respects under the Agreement throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Section 4.09(a) of that certain Sale and Servicing Agreement, dated as of November 17, 2011 (the “Agreement”), by and among the Company, in its individual capacity and as servicer, Nissan Auto Receivables Corporation II, as seller, and Nissan Auto Receivables 2011-B Owner Trust.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 26th day of June, 2015.

                         /s/ Michael J. McConnell________________
                         Michael J. McConnell
                         Vice President